Exhibit 21

FONECASH, INC.

SUBSIDIARIES

1.

Universal Information Technology, (Hong Kong) Limited

2.

Firstech Ventures (Hong Kong) Limited

3.

Tech Unity Technology, (Hong Kong) Limited

4.

Fonecash.com (Hong Kong) Limited